Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Large Cap Value Fund's (formerly Scudder Large Cap Value
Fund) Class A, Class B, Class C, Class S, and Institutional Class Shares (the "Fund") Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 33-18477) of our report dated January 24, 2007, on the financial statements and financial highlights of the Fund, included in the Fund's Annual Report dated November 30, 2006.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
February 26, 2007